RELIABILITY INCORPORATED EXHIBIT 5.2
Internal Revenue Service District Director 1100 Commerce Street Dallas, TX 75242	Department of the Treasury
Date: January 17, 1997	Employer Identification Number: 75-0868913 File Folder Number: 760009449
Reliability Incorporated 16400 Park Row Houston, TX 77084	Person to Contact: Customer Service Division Contact Telephone Number: (800) 829-1040 Plan Name: RELIABILITY INCORPORATED EMPLOYEE STOCK SAVINGS PLAN AND TRUST Plan Number: 001

Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination letter regarding the effect of other federal or local statutes.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a) (4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This letter is issued under Rev. Proc. 93-39 and considers the amendment required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

Letter 835(DO/CG)

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Reliability Incorporated

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours, /S/ Bobby E. Scott Bobby E. Scott District Director
Enclosures: Publication 794 Reporting & Disclosure Guide for Employee Benefit Plans Addendum

This determination letter is applicable for the amendments adopted on April 3, 1995, February 28, 1996 and December 4, 1996.

Letter 835 (DO/CG)

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